Blake POA Filing 2015

Limited Power of Attorney

I, Francis S. Blake, with a business address of One P&G Plaza, Cincinnati, Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Ellen M. Kothman, Valerie L. Obermeyer, Jamie M. Herald,
Susan S. Felder, Sandra T. Lane, Vanessa Cepluch, Susan S. Whaley and Robert B. White; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in
The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble
Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the ?Commission?) under sub-section 16(a) of the Securities Exchange Act of 1934
(15 U.S.C. ? 78p(a)), Rule 144 of the Securities Exchange Act of 1933
(17 CFR ? 230.144), and all other securities laws and rules applicable due to my status as a Director of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.



Date: February 17, 2015              /s/Francis S. Blake
					Francis S. Blake



Witness: /s/  Karim Badani
 	      Karim Badani



Witness: /s/  Corey Bady
              Corey Bady



STATE OF GEORGIA	            	)
					) ss:
COUNTY OF FULTON	           	)

On February 17, 2015 before me personally appeared Francis S. Blake, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same.


/s/ Clyde Williamson
    Notary Public